Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140421) pertaining to the 2006 Omnibus Incentive Compensation Plan of HFF, Inc. of our report dated March 8, 2007, with respect to the statement of financial condition of HFF, Inc., of our report dated March 8, 2007, with respect to the consolidated financial statements of HFF Holdings, LLC and subsidiaries and of our report dated March 8, 2007, with respect to the combined financial statements of HFF, Inc., Holliday GP Corp., Holliday Fenolgio Fowler, L.P. and HFF Securities L.P. included in the Annual Report (Form 10-K) of HFF, Inc. for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 13, 2007